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                                    FORM 15

      [As adopted in Release No. 34-20784, March 22, 1984, 49 F.R. 12688.]

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15


  Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File
                   Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934


                       Commission File Number: 000-18090

                               CAERE CORPORATION

             (Exact name of registrant as specified in its charter)

             100 COOPER COURT, LOS GATOS, CA 95032, (408) 395-7000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON STOCK, $0.001 PAR VALUE

            (Title of each class of securities covered by this Form)

                                      NONE

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i) [X]          Rule 12h-3(b)(1)(ii) [ ]
       Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i) [ ]
        Rule 12g-4(a)(2)(i) [ ]          Rule 12h-3(b)(2)(ii) [ ]
       Rule 12g-4(a)(2)(ii) [ ]                    Rule 15d-6 [ ]
        Rule 12h-3(b)(1)(i) [ ]

        Approximate number of holders of record as of the certification or notice date: one(1)

      Pursuant to the requirements of the Securities Exchange Act of 1934, Caere Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 13, 2000               By: /s/ Robert G. Teresi
                                       -------------------------------
                                              Robert G. Teresi
                                              President